Exhibit 99.1

news release

Executive Offices	For Further Information Contact:
One Parkway North Blvd.
Suite 100	Cody Phipps
Deerfield, IL 60015-2559	President and Chief Executive Officer
or
Fareed Khan Sr. Vice President and Chief Financial Officer United Stationers Inc. (847) 627-7000

FOR IMMEDIATE RELEASE

UNITED STATIONERS SIGNS AGREEMENT

TO ACQUIRE O.K.I. SUPPLY CO.

DEERFIELD, Ill., Oct. 22, 2012 — United Stationers Inc. (NASDAQ: USTR) announced today that its wholly- owned subsidiary, United Stationers Supply Co. signed a stock purchase agreement to acquire 100% of the outstanding shares of O.K.I. Supply Co. (O.K.I.) for an all-cash purchase price of $90 million.

Based in Cincinnati Ohio, O.K.I. is the largest independently-owned welding, safety and industrial products wholesaler in the country, serving the gases and welding industry for 75 years. O.K.I. has annual revenues of approximately $150 million, offering 80,000 premium manufacturer-branded and private label products. O.K.I. sells to more than 9,000 independent distributors across multiple channels through nine distribution centers strategically located across the U.S. It also has operations in Canada and Dubai, UAE that are positioned for strong growth.

The transaction is expected to be completed in November 2012, subject to customary closing conditions. United Stationers plans to fund this acquisition through a combination of cash on hand and cash available under its revolving credit facility. The transaction is expected to be approximately $0.07 accretive to earnings in 2013, net of one-time integration costs.

Profitable Growth Opportunity

“The O.K.I. acquisition represents a very important step forward for our wholesale industrial products platform,” said Cody Phipps, president and chief executive officer of United Stationers. “It is a highly-respected company with a strong and growing position in the welding and safety industries. O.K.I.’s deep product knowledge, commitment to customer service, and dedicated employees complement the same capabilities in our ORS Nasco business, and will benefit from the logistics capabilities and financial strength of United,” continued Phipps. “This transaction accelerates our progress toward building the premium pure-wholesale distribution network in the U.S.”

“We are pleased to have the opportunity to join United Stationers and ORS Nasco, and we see it as a perfect fit for our customers, suppliers and company,” said Bill Rice, president and chief executive officer of O.K.I. “The scale and capabilities that this partnership represents uniquely positions us to bring additional value to our customers enabling them to succeed in an evolving market.”

United Stationers will discuss this transaction during its third quarter 2012 earnings call on Tuesday, October 23, 2012, at 10:00 a.m. CDT. To listen via the Internet, please visit ir.unitedstationers.com and click on the webcast link. To listen by phone, callers in the U.S. and Canada should dial (888) 771-4371, and international callers should dial (847) 585-4405. The conference identification number is 33239541.

-more-

United Stationers Signs Agreement to Acquire O.K.I. Supply Co.

Forward-Looking Statements

This news release contains forward-looking statements, including references to goals, plans, strategies, objectives, projected costs or savings, anticipated future performance, results or events and other statements that are not strictly historical in nature. These statements are based on management’s current expectations, forecasts and assumptions. This means they involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied here. These risks and uncertainties include, but are not limited to the following: prevailing economic conditions and changes affecting the business products industry and the general economy; United’s ability to effectively manage its operations and to implement growth, cost-reduction and margin-enhancement initiatives; United’s reliance on key customers, and the risks inherent in continuing or increased customer concentration; United’s reliance on key suppliers and the supplier allowances and promotional incentives they offer; United’s reliance on independent resellers for a significant percentage of its net sales and, therefore, the importance of the continued independence, viability and success of these resellers; continuing or increasing competitive activity and pricing pressures within existing or expanded product categories, including competition from product manufacturers who sell directly to United’s customers; the impact of a loss of, or substantial decrease in, the availability of products or service from key vendors at competitive prices; United’s ability to maintain its existing information technology systems and the systems and eCommerce services that it provides to customers, and to successfully procure, develop and implement new systems and services without business disruption or other unanticipated difficulties or costs; the creditworthiness of United’s customers; United’s ability to manage inventory in order to maximize sales and supplier allowances while minimizing excess and obsolete inventory; United’s success in effectively identifying, consummating and integrating acquisitions; the risks and expense associated with United’s obligations to maintain the security of private information provided by United’s customers; the costs and risks related to compliance with laws, regulations and industry standards affecting United’s business; the availability of financing sources to meet United’s business needs; United’s reliance on key management personnel, both in day-to-day operations and in execution of new business initiatives; and the effects of hurricanes, acts of terrorism and other natural or man-made disruptions.

Shareholders, potential investors and other readers are urged to consider these risks and uncertainties in evaluating forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. For additional information about risks and uncertainties that could materially affect United’s results, please see the company’s Securities and Exchange Commission filings. The forward-looking information in this news release is made as of this date only, and the company does not undertake to update any forward-looking statement. Investors are advised to consult any further disclosure by United regarding the matters discussed in this release in its filings with the Securities and Exchange Commission and in other written statements it makes from time to time. It is not possible to anticipate or foresee all risks and uncertainties, and investors should not consider any list of risks and uncertainties to be exhaustive or complete.

Company Overview

United Stationers Inc. is a leading wholesale distributor of business products, with 2011 net sales of $5.0 billion. The company stocks a broad and deep line of approximately 100,000 items on a national basis, including technology products, traditional office products, janitorial and breakroom supplies, office furniture, and industrial supplies. A network currently comprised of 60 distribution centers allows it to deliver these products to over 25,000 reseller customers. This network, combined with United’s depth and breadth of inventory, enables the company to ship most products overnight to more than 90% of the U.S. and major cities in Mexico. For more information, visit www.unitedstationers.com.

United Stationers’ common stock trades on the NASDAQ Global Select Market under the symbol USTR.

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